Exhibit 5

March 15, 2013

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin  53051

RE:	Registration Statement on Form S-3 Filed by ZBB Energy Corporation

Gentlemen:

We have acted as special counsel to ZBB Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the registration by the Company of 1,725,490 shares (the "Commitment Shares") and up to $10,000,000 of shares (the “Purchase Shares,” and together with the Commitment Shares, the "Shares") of the Company’s common stock, $0.01 par value per share (the “Common Stock”) issuable pursuant to the Common Stock Purchase Agreement dated as of March 13, 2013 by and between the Company and Aspire Capital Fund, LLC (the “Purchase Agreement”) and the Company’s registration statement on Form S-3 (Registration No. 333-171957) filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and declared effective by the SEC on March 21, 2011 (the “Registration Statement”), including a base prospectus and a prospectus supplement relating to the Shares (together, the “Prospectus”).

In our capacity as special counsel to the Company in connection with the registration of the Shares, we have examined: (i) the Registration Statement and the Prospectus; (ii) the Company’s amended articles of incorporation and by-laws; (iii) certain resolutions of the Company’s board of directors; and (iv) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized, and upon issuance pursuant to the Purchase Agreement in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

ZBB Energy Corporation
March 15, 2013

The foregoing opinion is limited to the laws of the State of Wisconsin, including the statutory provisions, all applicable provisions of the Constitution of the State of Wisconsin and reported judicial decisions interpreting these laws (excluding, however, the securities or “blue sky” laws, rules and regulations of the State of Wisconsin), each as in effect as of the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein.  The foregoing opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 15, 2013 and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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